Exhibit 99.1

Hain Celestial Announces Leadership Succession Plan

WENDY P. DAVIDSON NAMED PRESIDENT AND CEO

MARK L. SCHILLER TRANSITIONING TO NON-EXECUTIVE DIRECTOR

LAKE SUCCESS, N.Y., November 28, 2022 — The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial” or the “Company”), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East providing consumers with A Healthier Way of Life®, today announced a leadership succession plan, naming Wendy P. Davidson as President and Chief Executive Officer, effective January 1, 2023. As part of a planned transition, Mark L. Schiller will continue to serve as President and Chief Executive Officer until December 31, 2022, at which point, he will become a non-executive director on the Board and will serve as an ongoing resource to Ms. Davidson. Ms. Davidson has also been appointed as a member of the Company’s Board of Directors, effective January 1, 2023, increasing the size of the Board of Directors to nine directors.

“On behalf of the Board of Directors, I would like to thank Mark for his unwavering commitment and leadership during his four-year tenure as CEO,” said Dawn Zier, Chair of the Board. “Mark has played an instrumental role in simplifying the Company and instilling greater operational discipline throughout the organization, and we are foundationally stronger as a result. We look forward to his continued contributions and insights as a member of our Board.”

“We are excited to welcome Wendy as our new CEO. Her global CPG experience and successful track record in driving growth, reducing complexity, and developing talent are key to accelerating the transformative work that the leadership team has undertaken to launch our Hain 3.0 strategy,” added Ms. Zier. “She is the right choice to lead Hain Celestial through its next phase of growth, and under her guidance, we look forward to the Company delivering strong operating results and generating long-term shareholder value.”

Ms. Davidson is a seasoned consumer packaged goods executive with deep expertise in sales and marketing. She most recently served as President of the Americas for Glanbia Performance Nutrition, where she delivered strong results in a post-pandemic recovery while integrating several acquired brands into a single operating model. Previously, Ms. Davidson served as President, Away from Home (formerly U.S. Specialty Channels) for Kellogg Company and held various executive roles at McCormick & Co. Inc. and Tyson Foods Inc. She currently serves as a director of First Horizon Corporation. Ms. Davidson is a graduate of Luther College with a B.A. degree in Political Science and Sociology and completed Harvard Business School’s two-year executive program.

“I am delighted and honored by the opportunity to lead Hain Celestial at this exciting time in the Company’s history,” said Ms. Davidson. “Hain’s global portfolio of organic and natural brands is authentic and beloved by consumers. The leadership team has set a strong foundation for the Company’s 3.0 strategy, and I look forward to working together to execute on the Company’s growth agenda and build upon this strategy.”

“It has been a privilege and an honor to lead this team. Our performance during the transformation has driven significant value creation, benefiting shareholders while also laying the foundation for long-term growth. I look forward to working closely with Wendy as we transition roles and to being a valued and trusted resource as a director,” said Mr. Schiller.

Contacts:

Investor Relations:

Chris Mandeville

ICR

hain@icrinc.com

Media:

Robin Shallow

robin@robincomm.com

About The Hain Celestial Group, Inc.

The Hain Celestial Group, Inc. (Nasdaq: HAIN) is a leading organic and natural products company that has been committed to creating A Healthier Way of Life® since 1993. Headquartered in Lake Success, NY with operations in North America, Europe, Asia and the Middle East, Hain Celestial’s food and beverage brands include Celestial Seasonings®, Clarks™, Cully & Sully®, Earth’s Best®, Ella’s Kitchen®, Frank Cooper’s®, Garden of Eatin’®, Hartley’s®, Health Valley®, Imagine®, Joya®, Lima®, Linda McCartney’s® (under license), MaraNatha®, Natumi®, New Covent Garden Soup Co.®, ParmCrisps®, Robertson’s®, Rose’s® (under license), Sensible Portions®, Spectrum®, Sun-Pat®, Terra®, The Greek Gods®, Thinsters®, Yorkshire Provender® and Yves Veggie Cuisine®. Hain Celestial’s personal care brands include Alba Botanica®, Avalon Organics®, JASON®, Live Clean® and Queen Helene®. For more information, visit hain.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. The words “believe,” “expect,” “anticipate,” “may,” “should,” “plan,” “intend,” “potential,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, among other things, our beliefs or expectations relating to our future performance, results of operations and financial condition; our strategic initiatives; our business strategy; expectations regarding the leadership transition; and our brand portfolio.

Risks and uncertainties that may cause actual results to differ materially from forward-looking statements include: challenges and uncertainty resulting from the impact of competition; our ability to manage our supply chain effectively; input cost inflation, including with respect to freight and other distribution costs; foreign currency exchange risk; risks arising from the Russia-Ukraine war; disruption of operations at our manufacturing facilities; reliance on independent contract manufacturers; challenges and uncertainty resulting from the COVID-19 pandemic; changes to consumer preferences; customer concentration; reliance on independent distributors; the availability of natural and organic ingredients; risks associated with operating internationally; risks associated with outsourcing arrangements; our ability to execute our cost reduction initiatives and related strategic initiatives; our ability to identify and complete acquisitions or divestitures and our level of success in integrating acquisitions; our reliance on independent certification for a number of our products; the reputation of our Company and our brands; our ability to use and protect trademarks; general economic conditions; the United Kingdom’s exit from the European Union; cybersecurity incidents; disruptions to information technology systems; the impact of climate change; liabilities, claims or regulatory change with respect to environmental matters; potential liability if our products cause illness or physical harm; the highly regulated environment in which we operate; pending and future litigation; compliance with data privacy laws; compliance with our credit agreement; the discontinuation of LIBOR; our ability to issue preferred stock; the adequacy of our insurance coverage; impairments in the carrying value of goodwill or other intangible assets; and other risks and matters described in our most recent Annual Report on Form 10-K and our other filings from time to time with the U.S. Securities and Exchange Commission.

We undertake no obligation to update forward-looking statements to reflect actual results or changes in assumptions or circumstances, except as required by applicable law.